                      FEDERAL DEPOSIT INSURANCE CORPORATION
                             Washington, D.C. 20429

                                   FORM 10-Q

           (X) QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                       FOR THE QUARTER ENDED JUNE 30, 1997

                                       or

          ( ) TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

           FOR THE TRANSITION PERIOD FROM ____________ TO ___________

                        THE GREATER NEW YORK SAYINGS BANK
                (Exact name of bank as specified in its charter)

                     FDIC Insurance Certificate No. 16015-6

                  New York                                      11-0754650
---------------------------------------------      ------------------------------------
(State or other jurisdiction of incorporation)     (I.R.S. employer identification no.)

                       One Penn Plaza, New York, NY 10119
                      ------------------------------------
                       (Address of administrative office)

                                 (212) 613-4000
                      ------------------------------------
                 (Bank's telephone number, including area code)

 Indicate by check mark whether the Bank (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Bank was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES XX NO __.

 Securities registered pursuant to Section 12(g) of the Securities Exchange Act of 1934:

 Title of Each Class:

         Common Stock, $1.00 par value per share

         12% Noncumulative Perpetual Preferred Stock, Series B
         (Liquidation Preference $25.00 per share; $1.00 par value per share)

         Junior Participating Preferred Stock Purchase Rights

Number of shares outstanding of the Bank's Common Stock as of July 31,1997 was:
15,178,642

               THE GREATER NEW YORK SAVINGS BANK AND SUBSIDIARIES

                                    FORM 10-Q
                                  June 30, 1997
                                TABLE OF CONTENTS

                                                                                            Page
                                                                                            ----
PART 1. FINANCIAL INFORMATION

 Item 1. Financial Statements

         Consolidated Statements of Financial Condition as of June 30, 1997 and
            December 31, 1996.................................................................1

         Consolidated Statements of Income for the Quarters Ended
            June 30, 1997 and 1996............................................................2

         Consolidated Statements of Income for the Six Months Ended
            June SO, 1997 and 1996............................................................3

         Consolidated Statements of Changes in Stockholders' Equity for the
            Six Months Ended June 30, 1997 and 1996...........................................4

         Consolidated Statements of Cash Flows for We Six Months Ended
            June 30, 1997 and 1996............................................................5

         Notes to Consolidated Financial Statements...........................................6

 Item 2. Management's Discussion and Analysis of Financial Condition and
           Results of Operations.............................................................12

 Item 3. Quantitative and Qualitative Disclosures About Market Risk .........................33

PART II. OTHER INFORMATION

 Item 1. Legal Proceedings...................................................................34

 Item 2. Changes in Securities...............................................................34

 Item 3. Defaults Upon Senior Securities:....................................................34

 Item 4. Submission of Matters to a Vote of Security Holders.................................34

 Item 5. Other Information...................................................................35

 Item 6. Exhibits and Reports on Form 8-K ...................................................35

Signatures...................................................................................36

PART 1. FINANCIAL INFORMATION
ITEM 1. FINANCIAL STATEMENTS

               THE GREATER NEW YORK SAVINGS BANK AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION


                                                                                        (Unaudited)
                                                                                           JUNE 30,     DECEMBER 31,
  ($ in thousands, except par value)                                                        1997           1996              Change
------------------------------------------------------------------------------------------------------------------------------------
  ASSETS
  Cash and due from banks .......................................................      $   21,588       $   22,396         $   (808)
  Federal funds sold ............................................................          12,900            5,750            7,150
  Securities available for sale, net, at estimated fair value ...................         204,087          215,961          (11,874)
  Securities held to maturity, net:
    Mortgage-backed securities, net (estimated fair value
      of $1,068,037 and $1,027,922, respectively) ...............................       1,077,608        1,042,843           34,765
    Other bonds and notes, net (estimated fair value
      of $129,772 and $131,117, respectively) ...................................         129,858          131,478           (1,620)
  Federal Home Loan Bank of NY stock, at cost ...................................          24,250           23,600              650
  Loans receivable, net:
    Mortgage loans on real estate ...............................................         812,959          835,600          (22,641)
    Other loans .................................................................         167,488          132,968           34,520
                                                                                   -------------------------------------------------
    Loans receivable ............................................................         980,447          968,568           11,879
    Allowance for loan losses ...................................................         (16,738)         (17,228)             490
                                                                                   -------------------------------------------------
  Loans receivable, net .........................................................         963,709          951,340           12,369
  Accrued interest receivable ...................................................          14,964           15,343             (379)
  Premises and equipment, net ...................................................          28,788           28,273              515
  Deferred tax asset, net .......................................................          40,365           45,365           (5,000)
  Other assets ..................................................................          60,981           59,539            1,442
------------------------------------------------------------------------------------------------------------------------------------
  Total assets ..................................................................      $2,579,098       $2,541,888         $ 37,210
------------------------------------------------------------------------------------------------------------------------------------
  LIABILITIES
  Deposits ......................................................................      $1,643,100       $1,666,674         $(23,574)
  Borrowed funds, including securities sold under agreements
    to repurchase of $460,000 and $409,500, respectively ........................         689,504          640,384           49,120
  Accrued expenses and other liabilities ........................................          29,736           25,182            4,554
------------------------------------------------------------------------------------------------------------------------------------
  Total liabilities .............................................................       2,362,340        2,332,240           30,100
------------------------------------------------------------------------------------------------------------------------------------
  STOCKHOLDERS' EQUITY
  Preferred stock, 8.25%, cumulative, ESOP convertible Series A ($1.00 par value, 1,800,000 shares authorized, 1,477,802 and
    1,536,391 shares issued and outstanding, respectively) ......................           1,478            1,537              (59)
  Preferred stock, 12%, noncumulative, perpetual Series B ($1.00 par value,
    2,000,000 shares authorized, issued and
    outstanding) ................................................................           2,000            2,000               --
  Additional paid-in-capital preferred ..........................................          62,408           63,111             (703)
  ESOP debt guarantee ...........................................................         (13,464)         (14,230)             766
  Common stock ($1.00 par value, 45,000,000 shares authorized, 13,716,985 and
    13,534,448 shares issued and outstanding, respectively) .....................          13,717           13,534              183
  Additional paid-in-capital common .............................................         105,029          102,883            2,146
  Surplus fund ..................................................................          22,998           22,998               --
  Undivided profits .............................................................          22,342           17,845            4,497
  Net unrealized gain (loss) on securities available for sale. net of taxes .....             250              (30)             280
------------------------------------------------------------------------------------------------------------------------------------
  Total stockholders' equity ....................................................         216,758          209,648            7,110
------------------------------------------------------------------------------------------------------------------------------------
  Total liabilities and stockholders' equity ....................................      $2,579,098       $2,541,888         $ 37,210
------------------------------------------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.

               THE GREATER NEW YORK SAVINGS BANK AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)


                                                                                          For the Quarter Ended
                                                                                                June 30,
                                                                                   -------------------------------
  ($ in thousands, except per share data)                                                   1997           1996             Change
------------------------------------------------------------------------------------------------------------------------------------
  INTEREST AND DIVIDEND INCOME
  Mortgage loans on real estate ................................................          $17,307          $18,984          $(1,677)
  Other loans ..................................................................            3,094            2,642              452
                                                                                   -------------------------------------------------
  Total interest on loans ......................................................           20,401           21,626           (1,225)
  Securities available for sale ................................................            3,566            3,254              312
  Securities held to maturity:
    Mortgage-backed securities .................................................           18,472           16,447            2,025
    Other bonds and notes ......................................................            2,103            2,143              (40)
  Other ........................................................................              506              672             (166)
------------------------------------------------------------------------------------------------------------------------------------
  Total interest and dividend income ...........................................           45,048           44,142              906
------------------------------------------------------------------------------------------------------------------------------------
  INTEREST EXPENSE
  Deposits .....................................................................           15,909           16,749             (840)
  Securities sold under agreements to repurchase ...............................            6,485            5,477            1,008
  Other borrowed funds .........................................................            3,598            3,959             (361)
------------------------------------------------------------------------------------------------------------------------------------
  Total interest expense .......................................................           25,992           26,185             (193)
------------------------------------------------------------------------------------------------------------------------------------
  Net interest and dividend income .............................................           19,056           17,957            1,099
  Provision for loan losses ....................................................              500              500             --
------------------------------------------------------------------------------------------------------------------------------------
  Net interest and dividend income after provision for loan losses .............           18,556           17,457            1,099
------------------------------------------------------------------------------------------------------------------------------------
  NONINTEREST INCOME
  Income from mortgage activities ..............................................              380              961             (581)
  Customer service fees ........................................................              923              880               43
  Fees from sales of investment products .......................................              458              447               11
  Net gain on sales of securities ..............................................             --                 20              (20)
  Other ........................................................................               69              277             (208)
------------------------------------------------------------------------------------------------------------------------------------
  Total noninterest income .....................................................            1,830            2,585             (755)
------------------------------------------------------------------------------------------------------------------------------------
  NONINTEREST EXPENSES
  Compensation and benefits ....................................................            5,745            5,837              (92)
  Occupancy, net ...............................................................            1,906            1,967              (61)
  Equipment and data processing services .......................................            1,860            1,502              358
  Advertising and promotion ....................................................              177              357             (180)
  Federal deposit insurance premiums ...........................................              178              128               50
  Nonperforming loan and real estate activities ................................              497              996             (499)
  Other ........................................................................            2,441            2,310              131
------------------------------------------------------------------------------------------------------------------------------------
  Total noninterest expenses ...................................................           12,804           13,097             (293)
------------------------------------------------------------------------------------------------------------------------------------
  Income before taxes ..........................................................            7,582            6,945              637
  Tax expense ..................................................................            2,836            2,693              143
------------------------------------------------------------------------------------------------------------------------------------
  NET INCOME ...................................................................          $ 4,746          $ 4,252          $   494
------------------------------------------------------------------------------------------------------------------------------------
  Primary earnings per share ...................................................          $  0.21          $  0.18          $  0.03
  Fully diluted earnings per share .............................................             0.20             0.17             0.03
  Dividends declared per common share ..........................................             0.05             --               0.05
------------------------------------------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.

               THE GREATER NEW YORK SAVINGS BANK AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)



                                                                                         FOR THE SIX MONTHS ENDED
                                                                                                 JUNE 30,
                                                                                       ----------------------------
  ($ in thousands, except per share data)                                                  1997             1996             Change
------------------------------------------------------------------------------------------------------------------------------------
  INTEREST AND DIVIDEND INCOME
  Mortgage loans on real estate ................................................          $34,782          $39,134          $(4,352)
  Other loans ..................................................................            5,827            5,202              625
                                                                                       ---------------------------------------------
  Total interest on loans ......................................................           40,609           44,336           (3,727)
  Securities available for sale ................................................            7,154            6,521              633
  Securities held to maturity:
    Mortgage-backed securities .................................................           36,186           32,446            3,740
    Other bonds and notes ......................................................            4,175            4,275             (100)
  Other ........................................................................              989            1,276             (287)
------------------------------------------------------------------------------------------------------------------------------------
  Total interest and dividend income ...........................................           89,113           88,854              259
------------------------------------------------------------------------------------------------------------------------------------
  INTEREST EXPENSE
  Deposits .....................................................................           31,777           33,846           (2,069)
  Securities sold under agreements to repurchase ...............................           12,245           11,046            1,199
  Other borrowed funds .........................................................            7,139            8,025             (886)
------------------------------------------------------------------------------------------------------------------------------------
  Total interest expense .......................................................           51,161           52,917           (1,756)
------------------------------------------------------------------------------------------------------------------------------------
  Net interest and dividend income .............................................           37,952           35,937            2,015
  Provision for loan losses ....................................................              500            1,000             (500)
------------------------------------------------------------------------------------------------------------------------------------
  Net interest and dividend income after provision for loan losses .............           37,452           34,937            2,515
------------------------------------------------------------------------------------------------------------------------------------
  NONINTEREST INCOME
  Income from mortgage activities ..............................................              775            1,506             (731)
  Customer service fees ........................................................            1,885            1,736              149
  Fees from sales of investment products .......................................              905              935              (30)
  Net gain on sales of securities ..............................................             --                 20              (20)
  Other ........................................................................              306              381              (75)
------------------------------------------------------------------------------------------------------------------------------------
  Total noninterest income .....................................................            3,871            4,578             (707)
------------------------------------------------------------------------------------------------------------------------------------
  NONINTEREST EXPENSES
  Compensation and benefits ....................................................           11,473           11,846             (373)
  Occupancy, net ...............................................................            3,875            3,939              (64)
  Equipment and data processing services .......................................            3,392            2,983              409
  Advertising and promotion ....................................................              597              699             (102)
  Federal deposit insurance premiums ...........................................              358              254              104
  Provision for real estate losses .............................................              500             --                500
  Nonperforming loan and real estate activities ................................            1,489            1,839             (350)
  Other ........................................................................            4,544            4,356              188
------------------------------------------------------------------------------------------------------------------------------------
  Total noninterest expenses ...................................................           26,228           25,916              312
------------------------------------------------------------------------------------------------------------------------------------
  Income before taxes ..........................................................           15,095           13,599            1,496
  Tax expense ..................................................................            5,646            5,135              511
------------------------------------------------------------------------------------------------------------------------------------
  Net income ...................................................................          $ 9,449          $ 8,464          $   985
------------------------------------------------------------------------------------------------------------------------------------
  Primary earnings per share ...................................................          $  0.42          $  0.36          $  0.06
  Fully diluted earnings per share .............................................             0.39             0.33             0.06
  Dividends declared per common share ..........................................             0.10             --               0.10
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

               THE GREATER NEW YORK SAVINGS BANK AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                    (Unaudited)

                                                              FOR THE SIX MONTHS ENDED
                                                                      JUNE 30,
                                                              ------------------------
($ in thousands)                                                 1997            1996
---------------------------------------------------------------------------------------
PREFERRED STOCK - SERIES A
Balance at beginning of period ...........................     $   1,537      $   1,595
Conversion of 58,589 and 58,236 shares to common stock ...           (59)           (58)
---------------------------------------------------------------------------------------
Balance at end period ....................................         1,478          1,537
---------------------------------------------------------------------------------------
PREFERRED STOCK - SERIES B
---------------------------------------------------------------------------------------
Balance at beginning and end of period ...................         2,000          2,000
---------------------------------------------------------------------------------------
ADDITIONAL PAID-IN-CAPITAL, PREFERRED
Balance at beginning of period ...........................        63,111         63,810
Conversion of 58,589 and 58,236 shares to common stock ...          (703)          (699)
---------------------------------------------------------------------------------------
Balance at end of period .................................        62,408         63,111
---------------------------------------------------------------------------------------
ESOP DEBT GUARANTEE
Balance at beginning of period ...........................       (14,230)       (15,670)
Payment of principal on ESOP debt ........................           766            705
---------------------------------------------------------------------------------------
Balance at end of period .................................       (13,464)       (14,965)
---------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of period ...........................        13,534         13,289
Issuance of 182,537 and 98,684 shares of common stock ....           183             99
---------------------------------------------------------------------------------------
Balance at end of period .................................        13,717         13,388
---------------------------------------------------------------------------------------
ADDITIONAL PAID-IN-CAPITAL, COMMON
Balance at beginning of period ...........................       102,883        100,648
Issuance of 182,537 and 98,684 shares of common stock,
  including tax benefit ..................................         2,146            869
---------------------------------------------------------------------------------------
Balance at end of period .................................       105,029        101,517
---------------------------------------------------------------------------------------
SURPLUS FUND
---------------------------------------------------------------------------------------
Balance at beginning and end of period ...................        22,998         22,998
---------------------------------------------------------------------------------------
UNDIVIDED PROFITS
Balance at beginning of period ...........................        17,845          7,231
Net income ...............................................         9,449          8,464
Dividends declared on preferred stock, net of tax benefit         (3,588)        (3,590)
Dividends declared on common stock .......................        (1,364)             -
---------------------------------------------------------------------------------------
Balance at end of period .................................        22,342         12,105
---------------------------------------------------------------------------------------
NET UNREALIZED GAIN (LOSS) ON SECURITIES AVAILABLE
 FOR SALE, NET OF TAXES
Balance at beginning of period ...........................           (30)            36
Change in net unrealized gain (loss), net of taxes .......           280         (1,055)
---------------------------------------------------------------------------------------
Balance at end of period .................................           250         (1,019)
---------------------------------------------------------------------------------------
Total stockholders' equity at end of period ..............      $216,758      $ 200,672
---------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.

               THE GREATER NEW YORK SAVINGS BANK AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                   (Unaudited)

                                                                                 FOR THE SIX MONTHS ENDED
                                                                                         JUNE 30,
                                                                                 ------------------------
$ in thousands)                                                                     1997          1996
---------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income .................................................................     $   9,449      $   8,464
Items to reconcile net income to net cash provided by operating activities:
Depreciation and amortization ..............................................         1,108          1,139
Provisions for loan and real estate losses .................................         1,000          1,000
Deferred tax expense .......................................................         5,370          4,859
Decrease in net deferred fees ..............................................          (871)          (536)
Amortization of premiums and accretion of discounts, net ...................         1,200          1,083
Net gain on sales of assets and loans originated for sale ..................           (98)           (44)
(Originations) and sales of loans originated for sale, net .................        (6,907)         1,971
(Increase) decrease in accrued interest receivable and other assets ........          (179)         3,963
Increase in accrued expenses and other liabilities .........................         4,587          3,193
---------------------------------------------------------------------------------------------------------
Net cash provided by operating activities ..................................        14,659         25,092
---------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Principal repayments of securities available for sale ......................        12,326         14,132
Sales of securities available for sale .....................................            --          4,982
Purchases of securities available for sale .................................            --         (6,732)
Principal repayments of mortgage-backed securities .........................        85,335        105,527
Purchases of mortgage backed securities .....................................     (121,553)      (135,725)
Principal repayments of other bonds and notes ..............................         1,612          2,456
Principal repayments and sales of loans receivable .........................        93,124         97,952
Originations and purchases of loans receivable .............................      (101,671)       (49,058)
Sales of other real estate .................................................         2,617          4,656
Purchases of FHLB stock, net ...............................................          (650)            --
Purchases of premises and equipment, net ...................................        (1,623)          (693)
Investment in joint ventures, net .........................................          (120)          (181)
---------------------------------------------------------------------------------------------------------
Net cash (used) provided by investing activities ...........................       (30,603)        37,316
---------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Decrease in deposits .......................................................       (23,574)        (5,769)
Proceeds from securities sold under agreements to repurchase,
 maturing in 90 days or less, net ..........................................        50,500        132,000
Proceeds from borrowed funds ...............................................            --         15,000
Repayment of borrowed funds ................................................          (614)      (190,588)
Dividends paid on preferred stock ..........................................        (3,825)        (3,855)
Dividends paid on common stock .............................................        (1,364)            --
Proceeds from issuance of common stock .....................................         1,163            154
---------------------------------------------------------------------------------------------------------
Net cash provided (used) by financing activities ...........................       22,286        (53,058)
---------------------------------------------------------------------------------------------------------
Net increase in cash and cash equivalents ..................................         6,342          9,350
Cash and cash equivalents at beginning of period ...........................        28,146         26,502
---------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period .................................     $  34,488      $  35,852
---------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES
Cash paid during the year for:
 Interest ..................................................................     $  51,001      $  55,144
 Income taxes, net .........................................................           334            293
Noncash investing activities:
 Loans to finance sales of real estate .....................................         1,800          1,486
 Loans Transferred to (from) real estate acquired through foreclosure, net .         3,633           (552)
Noncash financing activities:
 Conversion of preferred stock to common stock .............................           762            757
 Reduction in ESOP debt guarantee ..........................................           766            705
---------------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.

 THE GREATER NEW YORK SAVINGS BANK AND SUBSIDIARIES
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 -------------------------------------------------------------------------------
 NOTE 1 - GENERAL

         The consolidated financial statements of The Greater New York Savings Bank and Subsidiaries (the Bank) in this report have not been audited except for the information derived from the audited Consolidated Statement of Financial Condition as of December 31, 1996. These statements should be read in conjunction with the consolidated financial statements and related notes thereto included in the Bank's Annual Report to Stockholders and in the related Annual Report on Form F-2 for the year ended December 31, 1996.

        In the opinion of management, all material adjustments necessary for a fair presentation of financial condition and results of operations for the interim periods presented have been made. These adjustments are of a normal recurring nature. The results of operations for the interim periods are not necessarily indicative of results that may be expected for the entire year or any other interim period. Certain reclassifications have been made to prior period amounts. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from those estimates. Material estimates that are particularly susceptible to change in the near term relate to the determination of the allowances for loan and real estate losses and the valuation allowance for deferred tax assets.

        On March 31, 1997, the Bank adopted early, as provided, the Federal Deposit Insurance Corporation's revised regulations (revised on February 4,
 1997) detailing registration and reporting requirements for nonmember insured banks with securities registered under section 12 of the Securities Exchange Act of 1934. The revised regulations incorporate through cross reference the corresponding regulations of the Securities and Exchange Commission into the provisions of the FDIC's securities regulations.

 NOTE 2 - EARNINGS PER SHARE

        Primary earnings per share is calculated by dividing net income less preferred stock dividend requirements by the weighted-average number of shares of common stock and dilutive common stock equivalents outstanding. Common stock equivalents consist of options to purchase common stock. Fully diluted earnings per share is calculated by dividing net income less preferred stock dividend requirements and certain adjustments by the weighted-average number of shares of common stock, dilutive common stock equivalents and other potentially dilutive securities outstanding. The adjustments to net income represent the elimination of ESOP dividends and the addition of incremental expense, which would arise as a result of a hypothetical conversion into common stock of the ESOP preferred shares. Other potentially dilutive securities represent the shares of common stock that would arise from such a conversion. See note 7 for a discussion on the conversion of the ESOP preferred shares, which occurred on July 3, 1997.

 THE GREATER NEW YORK SAVINGS BANK AND SUBSIDIARIES
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
 -------------------------------------------------------------------------------

         Preferred stock dividend requirements, adjusted net income applicable to common stock and the average number of shares used for primary and fully diluted earnings per share computations are summarized as follows:

------------------------------------------------------------------------------------------------------------------------------
                                                                      For the Quarter Ended         For the Six Months Ended
                                                                           June 30,                         June 30,
                                                                    --------------------------     ---------------------------
($ in thousands)                                                      1997            1996            1997            1996
----------------------------------------------------------------------------------------------     ---------------------------
Preferred dividend requirements ................................        $l,801          $l,799          $3,603          $3,605
Adjusted net income applicable to (1):
  Primary earnings per share ...................................        $2,945          $2,453          $5,846          $4,859
  Fully diluted earnings per share .............................        $3,048          $2,545          $6,052          $5,047
Average number of common shares outstanding ..................      13,688,181      13,345,112      13,649,342      13,317,234
Average number of common and dilutive common equivalent shares outstanding for:
  Primary earnings per share ...................................    14,018,208      13,563,857      13,951,271      13,547,906
  Fully diluted earnings per share .............................    15,450,900      15,210,502      15,430,020      15,211,764
------------------------------------------------------------------------------------------------------------------------------

(1) See Exhibit 11 for a computation of adjusted net income.

NOTE 3 - ACCOUNTING DEVELOPMENTS

Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities

         On January 1, 1997, the Bank adopted the portions of Statement of Financial Accounting Standards (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," that became effective on that date. The standard, among other things, establishes accounting and reporting standards on the captioned subject matter based on a consistent application of a financial components approach that focuses on control. Under this approach, subsequent to a transfer of financial assets, a company must recognize the financial and servicing assets it controls and liabilities it has incurred, derecognize financial assets when control has been surrendered, and derecognize liabilities when they have been extinguished. Criteria for distinguishing transfers of financial assets that are sales from those that are secured borrowings are provided in the statement.

         SFAS No. 125 was amended by SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of SFAS No. 125." SFAS No. 127 postpones the effective date of transactions occurring after December 31, 1996 by one year for certain provisions of SFAS No. 125. Specifically, paragraph 15 of SFAS No. 125 (secured borrowings and collateral) is deferred for all transfers of financial assets until after December 31, 1997. Likewise, paragraphs 9 to 12 of SFAS No. 125 (accounting for transfers) are deferred until after December 31, 1997, but only for repurchase agreements, dollar-rolls, securities lending and similar transactions. The adoption of SFAS No. 125 did not have any impact on the Bank's consolidated financial statements. In addition, the provisions of SFAS No. 125 that are required to be adopted by the Bank on January 1, 1998 are not expected to have a material effect on the Bank's consolidated financial statements.

 THE GREATER NEW YORK SAVINGS BANK AND SUBSIDIARIES
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
 _______________________________________________________________________________

 Earnings Per Share

        In February 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 128, "Earnings per Share." This statement establishes standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock. The statement simplifies the standards for computing earnings per share previously found in APB and Opinion No. 15, "Earnings per Share," and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

        Basic EPS excludes dilution and is computed by dividing net income applicable to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock, or resulted in the issuance of common stock that then shared in the earnings of the entity.

        Diluted EPS is computed similarly to fully diluted EPS pursuant to APB Opinion No. 15. This statement supersedes APB Opinion No. 15 and AICPA Accounting Interpretations 1-102 of APB Opinion No. 15. It also supersedes or amends other various accounting pronouncements. The provisions in this statement are substantially the same as those in International Accounting Standard 33, "Earnings per Share," issued by the International Accounting Standards Committee. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. This statement also requires restatement of all prior-period EPS data presented. The adoption of this standard on January 1, 1998 is not expected to have a material effect on the Bank's computation of earnings per share.

 Disclosure of Information about Capital Structure

        In February 1997, SFAS No. 129, "Disclosure of Information about Capital Structure," was issued and is effective for financial statements for periods ending after December 15, 1997. The statement codifies the disclosure requirements about capital structure contained in APB Opinions No. 10, "Omnibus Opinion," and No. 15, "Earnings per Share," and SFAS No. 47, "Disclosures of Long-Term Obligations." Since the Bank was previously subject to, and complied with, these disclosure requirements as applicable, the adoption of this statement will have no effect on the Bank's financial statement disclosures.

 THE GREATER NEW YORK SAVINGS BANK AND SUBSIDIARIES
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
 -------------------------------------------------------------------------------


  Reporting Comprehensive Income

         In June 1997, SFAS No. 130, "Reporting Comprehensive Income," was issued. The statement establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The objective of the standard is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners. Comprehensive income is to be reported in a financial statement that is displayed with the same prominence as other financial statements for interim and annual periods. SFAS No. 130 permits the statement of changes in stockholders' equity to be used to meet this requirement. Comprehensive income is the total of net income and all other nonowner changes in equity. SFAS No. 130 does not address issues of recognition or measurement for comprehensive income or its components. The statement is effective for fiscal years beginning after December 15, 1997, with earlier application permitted. The adoption of this statement will have no effect on the Bank's consolidated financial statements.

 Disclosures About Segments of an Enterprise and Related Information

        In June 1997, SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," was issued. The statement introduces a new model for segment reporting called the "management approach." This approach is based on the way the chief operating decision maker organizes segments within a company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any manner which management disaggregates a company. SFAS No. 131 requires disclosures for each segment that are similar to those currently required under current accounting standards, with the addition of quarterly disclosure requirements and a finer partitioning of geographic disclosures. SFAS No. 131 is applicable for fiscal years beginning after December 15, 1997, with earlier application permitted. The Bank is currently evaluating the impact of this new standard to its financial statements.

NOTE 4 - PROPOSED MERGER AGREEMENT

        On March 29, 1997, the Bank entered into an Agreement and Plan of Merger (the "Merger Agreement") with Astoria Financial Corporation ("Astoria Financial"), a Delaware corporation, and Astoria Federal Savings and Loan Association, a federally chartered savings and loan association and a wholly-owned subsidiary of Astoria Financial (the "Association"). The Merger Agreement provides, among other things, that the Bank will be merged with and into the Association, with the Association being the surviving entity (the "Merger").

  THE GREATER NEW YORK SAVINGS BANK AND SUBSIDIARIES
  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
  ------------------------------------------------------------------------------

      Pursuant to the Merger Agreement, each share of common stock of the Bank issued and outstanding at the Effective Time (as defined in the Merger Agreement) will be converted into the right to receive either 0.50 shares of Astoria Financial common stock or $19.00 in cash (with 75% of the Bank's common shares being converted into Astoria Financial common stock and 25% being exchanged for cash) subject to certain election, allocation and proration procedures as described in the Merger Agreement. In addition, the outstanding shares of 12% Noncumulative Perpetual Preferred Stock, Series B, of the Bank will be converted into a newly-created series of preferred stock of Astoria Financial with substantially identical and no less favorable terms.

         Consummation of the Merger is subject to the satisfaction of certain conditions, including approval of the stockholders and the appropriate regulatory agencies of both Astoria Financial and the Bank. On August 1, 1997, shareholders of both the Bank and Astoria Financial approved the merger. The Merger Agreement contains restrictions on the operations of the Bank pending completion of the Merger which is currently expected to occur at the end of the third quarter of 1997.

         The Bank has the right to terminate the Merger Agreement if the market value of Astoria Financial (as defined in the Merger Agreement) falls below $30.30 per share and such decline in value is 15% greater than the percentage decline in the market value of a group of similar financial institutions, unless Astoria Financial delivers to the Bank's stockholders Astoria Financial shares having a minimum value established pursuant to a formula set forth in the Merger Agreement.

        In connection with the Merger Agreement, Astoria Financial and the Bank also entered into a Stock Option Agreement dated March 29, 1997 (the "Option Agreement") pursuant to which the Bank granted Astoria Financial an option to purchase up to 2,721,536 shares of the Bank's common stock, upon the terms and conditions stated therein. The Merger Agreement also includes a provision for a $5 million termination fee that is payable to Astoria Financial by the Bank if the transaction is not completed under certain circumstances. The maximum total profit Astoria Financial can receive under the Option Agreement and the termination fee agreement is $10 million.

 NOTE 5 - LEGAL MATTERS

        On April 3, 1997, a purported class action was commenced in the Supreme Court of the State of New York (Kings County) against the Bank, its directors and certain of its executive officers. The suit is entitled Leonard Minzer and Harry Schipper v. Gerard C. Keegan et al. The suit alleges, among other things, that the directors and executive officers of the Bank have breached their fiduciary duties in entering into the Merger Agreement and related agreements.

   THE GREATER NEW YORK SAVINGS BANK AND SUBSIDIARIES
   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
   -----------------------------------------------------------------------------

          The complaint seeks, among other things, a preliminary and permanent injunction against the Merger and the related transactions, an order to the directors and executive officers to carryout their fiduciary duties, and unspecified damages and costs. The Bank believes that the allegations made in this action are without merit. On June 19, 1997, Mr. Keegan, the Bank and certain other executive officers filed a motion to dismiss the action. On July 3, 1997, the remaining defendants also moved to dismiss this action.

         On July 18, 1997, a purported class action was commenced in the U.S. District Court for the Eastern District of New York entitled Leonard Minzer and Harry Schipper v. Gerard C. Keegan, et al. against the Bank, its directors, certain of its executive officers, Astoria Financial Corporation and Astoria Federal Savings and Loan Association. The suit alleges, among other things, that the Bank, its directors and certain of its executive officers are soliciting proxies in violation of Section 14(a) of the Securities Exchange Act of 1934 and Rule 14a-9 promulgated thereunder by failing to disclose certain allegedly material facts in the proxy statement, which was circulated to the Bank's stockholders in connection with the Merger, and that the directors and executive officers of the Bank have breached their fiduciary duties in entering into the Merger Agreement and related agreements. The complaint seeks, among other things, a preliminary and permanent injunction against consummation of the Merger and the related transactions, an order to the directors and executive officers of the Bank to carryout their fiduciary duties, and unspecified damages and costs. The Bank believes that the allegations made in this action are without merit. On August 1, 1997, Mr. Keegan, the Bank and certain other executive officers filed a motion to dismiss this action. The remaining defendants also moved to dismiss the action.

  NOTE 6 - FORMATION OF A HOLDING COMPANY

         At the Bank's 1997 Annual Meeting of Stockholders held in April, shareholders approved the formation of a holding company. However, as a result of the proposed Merger Agreement, the Bank suspended its plan to form a holding company.

  NOTE 7 - CONVERSION OF SERIES A 8.25% CUMULATIVE CONVERTIBLE PREFERRED STOCK

         On July 3, 1997, United States Trust Company of New York, the trustee of the Bank's Employee Stock Ownership Plan (ESOP), converted all the outstanding shares of the Bank's Series A 8.25% Cumulative Convertible Preferred Stock (the "Preferred Stock") into the Bank's common stock. The Preferred Stock was converted at a rate of .9448 per share of common stock for each share of the Preferred Stock. As a result, 1,396,227 shares of the Bank's common stock was issued upon the conversion of 1,477,802 shares of the Preferred Stock. The conversion has no impact on the Bank's reported financial position at June 30, 1997 or its results of operations for the quarter and six months ended June 30, 1997. The conversion will result in a third quarter reclassification of $5.1 million of preferred equity to common equity, which will increase the Bank's Tier 1 leverage capital ratio by approximately 20 basis points.

 ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                    OVERVIEW

         In the quarter ended June 30, 1997, net income for the Bank increased to $4.7 million, or $0.20 per fully diluted common share, from $4.3 million, or $0.17 per share, in the second quarter of 1996. For the first half of the year, net income rose to $9.4 million, or $0.39 per share, from $8.5 million, or $0.33 per share, for the first half of 1996. Higher net income for both periods was primarily attributable to an increase in net interest and dividend income and lower expenses related to nonperforming loans and real estate activities. These improvements were partially offset by a decline in noninterest income and a higher provision for income taxes.

         Returns on average equity and assets increased to 8.87% and 0.74%, respectively, in the second quarter of 1997, from 8.56% and 0.66% in the same period of 1996. For the first half of the year, the return on average equity and assets also increased to 8.90% and 0.74%, respectively, from 8.56% and 0.66% in the 1996 first half. In July, the Bank's Board of Directors declared a quarterly cash dividend of $0.05 per common share, payable September 2, 1997 to holders of record at the close of business on August 15, 1997.

         As discussed in note 4 "Proposed Merger Agreement" in the notes to the consolidated financial statements of this report, on March 29, 1997 the Bank signed a definitive merger agreement with Astoria Financial Corporation pursuant to which Astoria will acquire the Bank. The Merger Agreement was approved on August 1, 1997 by the stockholders of both Astoria Financial Corporation and the Bank. The consummation of the Merger, which is currently expected to occur at the end of the third quarter of 1997, is also subject to approval by the appropriate regulatory agencies as well as the satisfaction of certain conditions.

         The Bank's net interest margin improved to 3.14% in the second quarter of 1997, from 2.96% in the second quarter of 1996. For the first six months of the year, the margin increased to 3.12%, from 2.97% in the comparable period of 1996. Net interest and dividend income grew to $19.1 million and $38.0 million in the second quarter and first six months of 1997, respectively, from $18.0 million and $35.9 million in the same periods of last year. Noninterest income declined to $1.8 million in the 1997 second quarter, from $2.6 million the comparable period of 1996. For the first half of 1997, noninterest income was also lower, declining to $3.9 million, from $4.6 million in the same 1996 period.

         Residential 1-4 family and cooperative loan originations for the first half of 1997 totaled $104 million, a 77% increase from $58 million in the same period last year, reflecting the Bank's emphasis on this type of lending.

         The combined provision for loan and real estate losses amounted to $0.5 million in the second quarter of 1997 and $1.0 million in the first half of 1997, unchanged from the year-earlier periods. Nonperforming loan and real estate activities expense declined to $0.5 million in the second quarter and $1.5 million in the first half of 1997. In the same periods of 1996, these expenses aggregated $1.0 million and $1.8 million, respectively. All other noninterest expenses increased slightly to $12.3 million in the second quarter of this year, from $12.1 million in the same quarter of 1996. For the first half of 1997, all other noninterest expenses totalled $24.2 million, compared to $24.1 million in the year-earlier period. The provision for income taxes amounted to $2.8 million in the second quarter of 1997, compared to $2.7 million in the 1996 second quarter. For the first half of 1997, income taxes totaled $5.6 million, compared to $5.1 million in the 1996 first half.

         At June 30, 1997, nonperforming assets increased to $52.1 million, or 2.02% of total assets, from $38.7 million, or 1.51%, at March 31, 1997 and $45.6 million, or 1.79%, at December 31, 1996. Loans categorized as troubled debt restructurings amounted to $142.0 million at June 30, 1997, compared to $155.0 million at March 31, 1997 and $155.5 million at year-end 1996.

         At June 30, 1997, the combined allowance for loan and real estate losses amounted to $20.6 million, compared to $20.5 million at year-end 1996. Net loan and real estate chargeoffs amounted to $0.9 million in the first half of 1997, compared to $3.1 million in the same period of 1996. In the first half of 1997, recoveries of chargeoffs previously recorded totaled $1.6 million, compared to $0.6 million in the 1996 first half. The combined allowance (excluding reserves attributable to real estate held for development) represented 36% of nonperforming assets at June 30, 1997, a decline from 42% at December 31, 1996.

         Stockholders' equity as a percentage of total assets improved to 8.40% at June 30, 1997, from 8.25% at December 31, 1996. Book value per common share also increased to $11.74 at quarter end, from $11.31 at December 31, 1996. The Bank's Tier 1 leverage capital ratio continued to increase, improving to 7.39% at June 30,1997, from 7.06% at December 31, 1996. The Bank's total risk-based capital ratio of 15.93% was also higher at June 30, 1997, compared to 14.62% at year-end 1996.

        On July 3, 1997, United States Trust Company of New York, the trustee of the Bank's Employee Stock Ownership Plan (ESOP), converted all the outstanding shares of the Bank's Series A 8.25% Cumulative Convertible Preferred Stock (the "Preferred Stock") into the Bank's common stock. The Preferred Stock was converted at a rate of .9448 per share of common stock for each share of the Preferred Stock. As a result, 1,396,227 shares of the Bank's common stock was issued upon the conversion of 1,477,802 shares of the Preferred Stock. The conversion has no impact on the Bank's reported financial position at June 30, 1997 or its results of operations for the quarter and six months ended June 30, 1997. The conversion will result in a third quarter reclassification of $5.1 million of preferred equity to common equity, which will increase the Bank's Tier 1 leverage capital ratio by approximately 20 basis points.

                               FINANCIAL CONDITION
                COMPARISON OF JUNE 30, 1997 AND DECEMBER 31, 1996

     Total assets at June 30, 1997 amounted to $2.58 billion, compared to $2.54 billion at December 31, 1996. The slight increase was primarily due to a higher level of mortgage-backed securities held to maturity and loans receivable, partially offset by a decline in securities available for sale.

     The Bank's balance sheet was comprised of the following:

----------------------------------------------------------------------------------------------------
                                              At June 30, 1997               At December 31, 1996
                                        ----------------------------  ------------------------------
                                          Carrying        % of          Carrying         % of
($ in thousands)                            Value      Total Assets       Value       Total Assets
----------------------------------------------------------------------------------------------------
Cash and cash equivalents ............   $   34,488         1.3%       $   28,146         1.1%
Securities available for sale, net....      204,087         7.9           215,961         8.5
Securities held to maturity, net......    1,207,466        46.8         1,174,321        46.2
Loans receivable, net ................      963,709        37.4           951,340        37.4
All other assets .....................      169,348         6.6           172,120         6.8
Deposits .............................    1,643,100        63.7         1,666,674        65.6
Borrowed funds .......................      689,504        26.7           640,384        25.2
All other liabilities ................       29,736         1.2            25,182         1.0
Stockholders' equity .................      216,758         8.4           209,648         8.2
----------------------------------------------------------------------------------------------------


Securities

     Securities available for sale and held to maturity are summarized as follows:

----------------------------------------------------------------------------------------------------
                                              At June 30, 1997               At December 31, 1996
                                        ----------------------------  ------------------------------
                                          Carrying     Estimated        Carrying      Estimated
($ in thousands)                            Value      Fair Value         Value       Fair Value
----------------------------------------------------------------------------------------------------
Securities available for sale:
  Mortgage-backed--variable rate .....  $   86,077      $   86,077      $   91,465      $   91,465
  Mortgage-backed--fixed rate ........      73,566          73,566          80,068          80,068
  Corporate notes--variable rate .....      44,444          44,444          44,428          44,428
----------------------------------------------------------------------------------------------------
                                           204,087         204,087         215,961         215,961
----------------------------------------------------------------------------------------------------
Securities held to maturity:
  Mortgage-backed--variable rate .....     806,093         803,283         750,195         743,404
  Mortgage-backed--fixed rate ........     271,515         264,754         292,648         284,518
  States and municipals--fixed rate...      56,701          56,705          57,278          57,139
  Corporate notes--variable rate .....      54,005          53,707          54,007          53,614
  Asset-backed notes--variable rate...      19,103          19,310          20,144          20,314
  U.S. Treasury--fixed rate ..........          49              50              49              50
----------------------------------------------------------------------------------------------------
                                         1,207,466       1,197,809       1,174,321       1,159,039
----------------------------------------------------------------------------------------------------
                                        $1,411,553      $l,401,896      $1,390,282      $l,375,000
----------------------------------------------------------------------------------------------------


     Securities available for sale decreased by $11.9 million due to principal repayments. The available-for-sale portfolio is carried at estimated fair value, which was slightly above the portfolio's amortized cost of $203.6 million at June 30, 1997. Securities held to maturity increased by $33.1 million due to purchases of $121.6 million of adjustable-rate, mortgage-backed securities, partially offset by principal repayments. Securities held to maturity are carried at amortized cost.

     The credit quality and related carrying and estimated fair values of the securities in the held-to-maturity and available-for-sale portfolios are summarized in the aggregate as follows:

--------------------------------------------------------------------------------------------------------------------
                                           At June 30, 1997                         At December 31, 1996
                               -------------------------------------------------------------------------------------
                                 Carrying       % of       Estimated        Carrying       % of       Estimated
($ in thousands)                   Value        Total      Fair Value         Value        Total      Fair Value
--------------------------------------------------------------------------------------------------------------------
U.S. government/agencies......   $  855,812        61%      $ 854,453      $  789,538        57%      $  784,148
States and municipals .......       56,506         4           56,506          57,084         4           56,939
AAA rated securities ........      297,878        21          295,223         329,757        24          326,279
AA rated securities .........       79,710         6           80,232          89,734         6           90,035
A rated securities ..........       89,629         6           85,497          92,099         7           87,487
BBB rated securities ........       32,018         2           29,985          32,070         2           30,112
--------------------------------------------------------------------------------------------------------------------
                                $1,411,553       100%      $1,401,896      $1,390,282       100%      $1,375,000
--------------------------------------------------------------------------------------------------------------------


Loans Receivable

     The loan portfolio, before the allowance for loan losses, increased by $11.9 million from year-end 1996 to $980.4 million due to an increase in 1-4 family and cooperative loans. Total loan originations aggregated $123.6 million and were largely offset by the following: normal amortization, prepayments and satisfactions aggregating $94.4 million; sales of fixed-rate loans into the secondary market of $13.3 million; transfers to real estate acquired through foreclosure of $3.6 million; and chargeoffs of $2.4 million. The prepayments and satisfactions were comprised mainly of multi-family and commercial real estate loans.
     The loan portfolio is summarized as follows:

------------------------------------------------------------------------------------------------------------------
                                              At June 30, 1997                      At December 31, 1996
                                   -------------------------------------   ---------------------------------------
                                      No. of                      % of        No. of                       % of
($ in thousands)                       Loans       Amount        Total         Loans       Amount         Total
-----------------------------------------------------------------------------------------------------------------
Residential 1-4 family:
  Conventional adjustable rate....     1,457      $192,929         20%         1,412      $164,708         17%
  Conventional fixed rate ........       246        18,684          2            249        14,442          2
  FHA and VA .....................     4,052        18,968          2          4,860        21,027          2
-----------------------------------------------------------------------------------------------------------------
                                       5,755       230,581         24          6,521       200,177         21
-----------------------------------------------------------------------------------------------------------------
Residential multi-family:
  Conventional ...................       160       197,472         20            163       216,348         22
  FHA project ....................         7        12,144          1              7        12,283          1
-----------------------------------------------------------------------------------------------------------------
                                         167       209,616         21            170       228,631         23
-----------------------------------------------------------------------------------------------------------------
Commercial real estate ...........       234       373,403         38            254       409,218         42
Cooperative ......................     1,481       150,265         15          1,302       117,799         12
Student ..........................     2,130         8,914          1          2,058         6,673          1
Other consumer ...................     1,917         8,203          1          1,994         8,604          1
Unearned discount and fees........      --            (535)        --           --          (2,534)        --
-----------------------------------------------------------------------------------------------------------------
                                      11,684      $980,447        100%        12,299      $968,568        100%
-----------------------------------------------------------------------------------------------------------------

     Loans originated and purchased are summarized as follows:

---------------------------------------------------------------------------------------------------
                                                   For the Quarter Ended   For the Six Months Ended
                                                          June 30,                 June 30,
                                                   ----------------------  ------------------------
($ in thousands)                                      1997        1996        1997        1996
---------------------------------------------------------------------------------------------------
For portfolio:
   1-4 family originated ........................    $28,453     $14,740    $ 45,690     $19,069
   1-4 family purchased .........................       --            55        --           125
   Multi-family originated ......................      4,847         750      10,047       3,050
   Commercial real estate originated ............          5         394       1,805         394
   Cooperative originated .......................     23,788      11,790      41,327      16,986
   Student originated ...........................       --         2,504        --         5,560
   Other consumer originated ....................      2,320       2,975       4,602       5,360
For sale:
   1-4 family originated ........................      7,504       6,780      12,902      16,868
   Cooperative originated .......................      2,787       2,837       3,726       5,502
   Student originated ...........................        902        --         3,462        --
---------------------------------------------------------------------------------------------------
                                                     $70,606     $42,825    $123,561     $72,914
---------------------------------------------------------------------------------------------------

Loans Modified in Troubled Debt Restructurings (TDRs) and Impaired Loans

     At June 30, 1997, $142.0 million, or 26%, of the Bank's performing commercial real estate and multi-family loans were categorized as TDRs under the criteria of SFAS No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings," compared to $155.5 million, or 26%, at year-end 1996. The decline was primarily due to three loans aggregating $11.7 million that were transferred to a nonperforming status upon becoming ninety days past due. The remainder was the result of repayments and satisfactions. The Bank expects $10.8 million, or two loans, to return to an interest-earning status in the third quarter of 1997.

     TDRs are loans on which the Bank has granted certain concessions in light of the borrowers' financial difficulties. These concessions, which are individually negotiated, generally provide for interest rates that are lower than the original contractual rate and may also relate to maturity dates and payment terms. The objective of these concessions is to maximize the recovery of the Bank's investment. TDRs have a higher degree of credit risk than the remainder of the performing loan portfolio. The Bank has no commitments to lend additional funds to borrowers with mortgages whose terms have been modified in a TDR.

     Loans classified as TDRs are summarized as follows:

-----------------------------------------------------------------------------------------------------------
                                       At June 30, 1997                       At December 31, 1996
                              -----------------------------------    --------------------------------------
                                               Current  Original                      Current   Original
($ in thousands)               No.    Amount    Rate(1)  Rate(1)      No.    Amount    Rate(1)   Rate(1)
-----------------------------------------------------------------------------------------------------------
Multi-family...............    12    $ 32,022    8.32%    9.83%       17    $ 37,892    8.13%     9.73%
Commercial real estate.....    46     110,024    7.56     9.29        45     117,646    7.50      9.17
-----------------------------------------------------------------------------------------------------------
Total(2)                       58    $142,046    7.73%    9.41%       62    $155,538    7.66%     9.31%
-----------------------------------------------------------------------------------------------------------


(1) Represents weighted-average rate.

(2) Includes $82.2 million and $83.0 million of loans at June 30, 1997 and December 31, 1996, respectively, that are considered impaired under the criteria of SFAS No. 114.

        A nonperforming loan that is restructured is normally accounted for as a cash basis TDR. After it develops a satisfactory payment history, the loan is placed on an accrual basis but remains classified as a TDR. At June 30, 1997 and December 31, 1996, one loan in the amount of $9.0 million was classified as a TDR and maintained on a cash basis of accounting.

        An accruing TDR that yields a market rate of interest is considered for recategorization to a fully performing status after it has performed for an appropriate period. Loans that are recategorized are done so no earlier than the year following the restructuring and thereafter, are no longer classified as TDRs and, if applicable, impaired loans.

        Under the criteria of SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" a loan is normally deemed impaired when it is probable the Bank will be unable to collect both principal and interest due according to the contractual terms. Loans that were restructured prior to January 1, 1995 and performing in accordance with their restructured terms are not considered impaired loans under SFAS No. 114. Loans restructured and classified as TDRs after December 31, 1994 are considered impaired. A valuation allowance is established (with a corresponding charge to the provision for loan losses) when the fair value of the property that collateralizes the impaired loan is less than the recorded investment in the loan. However, the Bank typically records a chargeoff for this difference, which results in little or no valuation allowance being maintained. The valuation allowance, if any, is part of the overall allowance for loan losses. The Bank's process of identifying impaired loans is conducted in conjunction with its review of the adequacy of the allowance for loan losses. Impaired loans at a minimum include all nonperforming loans and loans restructured after December 31, 1994.


The following tables summarize information related to impaired loans:

====================================================================================================================================
                                                                                              At June 30,            At December 31,
($ in thousands)                                                                                  1997                    1996
------------------------------------------------------------------------------------------------------------------------------------
Principal balance of impaired loans outstanding:
  Nonperforming loans ......................................................                    $ 38,964                    $ 31,821
  Troubled debt restructurings (post SFAS No. 114) .........................                      82,180                      82,964
  Other performing loans ...................................................                       4,181                         878
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                $125,325                    $115,663
------------------------------------------------------------------------------------------------------------------------------------
Valuation allowance for impaired loans .....................................                    $    202                    $  1,650
Balance of impaired loans with a valuation allowance .......................                         902                       4,389
====================================================================================================================================


====================================================================================================================================
                                                                     For the Quarter Ended              For the Six Months Ended
                                                                           June 30,                             June 30,
                                                                   -----------------------              ---------------------------
($ in thousands)                                                   1997               1996               1997                1996
------------------------------------------------------------------------------------------------------------------------------------
Average balance of impaired loans ..................            $124,818            $126,769            $121,814            $126,300
Chargeoffs of impaired loans .......................                 543               2,185               2,364               3,011
====================================================================================================================================


        The increase in other performing impaired loans represents two commercial real estate loans that became impaired in the first quarter of 1997. The Bank is currently evaluating various alternatives to resolving these loans, including entering into restructure agreements.

        Foregone interest income on TDRs and impaired loans is summarized as follows:

====================================================================================================================================
                                                                               For the Quarter Ended       For the Six Months Ended
                                                                                      June 30,                      June 30,
                                                                              ----------------------      -------------------------
   ($ in thousands)                                                            1997            1996           1997            1996
------------------------------------------------------------------------------------------------------------------------------------
 Interest that would have been accrued
   at original contract rates:
  Nonperforming loans ..............................................          $l,068          $l,704         $ 1,774         $ 3,000
  Troubled debt restructurings (pre SFAS No. 114) ..................           1,538           2,670           3,249           5,696
  Troubled debt restructurings (post SFAS No. 114) .................           1,851           2,160           3,950           4,102
  Other performing impaired loans ..................................             121             164             214             377
------------------------------------------------------------------------------------------------------------------------------------
                                                                               4,578           6,698           9,187          13,175
------------------------------------------------------------------------------------------------------------------------------------
 Amount recognized as interest income:
  Nonperforming loans ..............................................              68             157              79             169
  Troubled debt restructurings (pre SFAS No. 114) ..................           1,405           2,093           2,793           4,494
  Troubled debt restructurings (post SFAS No. 114) .................           1,624           1,659           3,154           3,120
  Other performing impaired loans ..................................             106             164             175             377
------------------------------------------------------------------------------------------------------------------------------------
                                                                               3,203           4,073           6,201           8,160
------------------------------------------------------------------------------------------------------------------------------------
 Foregone interest income ..........................................          $l,375         $ 2,625         $ 2,986         $ 5,015
------------------------------------------------------------------------------------------------------------------------------------
 Cash basis interest income ........................................         $   286         $   205         $   387         $   252
====================================================================================================================================



        Many of the restructuring agreements call for a portion of the foregone interest income to be paid to the Bank at a later date. Since receipt of these payments is not assured, income is not currently recognized. Many restructured loans also provide for increases in the interest rate over the life of the loan, although payment of such increases are not assured. In the first half of 1997, the Bank received a significant amount of interest income that was deferred under the aforementioned restructure agreements.

 NONPERFORMING ASSETS

        Nonperforming assets, which consist of nonperforming loans and real estate acquired through foreclosure, increased to $52.1 million, or 2.02% of total assets, at June 30, 1997, from $45.6 million, or 1.79%, at December 31, 1996 and $38.7 million, or 1.51% at March 31, 1997.

        The bulk of the increase in nonperforming assets from March 31, 1997 was due to three loans totaling $11.7 million that were reclassified from a troubled debt restructuring status upon becoming ninety days past due. The Bank expects $10.8 million, or two loans, to return to an interest-earning status in the third quarter of 1997.

        The change in nonperforming assets is summarized as follows:

====================================================================================================================================
                                                                      For the Quarter Ended                For the Six Months Ended
                                                                            June 30,                              June 30,
                                                                  --------------------------            ----------------------------
($ in thousands)                                                     1997              1996                1997               1996
------------------------------------------------------------------------------------------------------------------------------------
 Beginning balance .....................................          $ 38,723           $ 57,862           $ 45,561           $ 55,769
 New nonperforming loans ...............................            14,865             20,254             16,002             28,800
 Loans restructured ....................................              --               (4,919)              --               (4,919)
 Loans sold, satisfied or reinstated ...................            (1,159)            (3,290)            (3,350)            (5,651)
 Chargeoffs ............................................               (87)            (1,959)            (1,876)            (2,478)
 Sales of other real estate ............................              (287)            (2,210)            (4,282)            (5,783)
------------------------------------------------------------------------------------------------------------------------------------
 Ending balance ........................................          $ 52,055           $ 65,738           $ 52,055           $ 65,738
====================================================================================================================================

        The components of nonperforming assets is summarized as follows:

====================================================================================================================================
                                                                                    At June 30,1997             At December 31, 1996
                                                                                  -------------------           --------------------
  ($ in thousands)                                                                  No.        Amount             No.      Amount
------------------------------------------------------------------------------------------------------------------------------------
 Nonperforming loans:
   1-4 family, cooperative and other .................................             16         $ 1,746              21       $ 2,082
   Multi-family ......................................................             12          24,353              11        21,428
   Commercial real estate ............................................              4          12,865               5         8,311
------------------------------------------------------------------------------------------------------------------------------------
                                                                                   32          38,964              37        31,821
------------------------------------------------------------------------------------------------------------------------------------
 Other real estate:
   1-4 family, cooperative and other .................................              9             306               4            54
   Multi-family ......................................................              1           3,395               1         3,512
   Commercial real estate ............................................              8           9,390              10        10,174
------------------------------------------------------------------------------------------------------------------------------------
                                                                                   18          13,091              15        13,740
------------------------------------------------------------------------------------------------------------------------------------
   Total nonperforming assets ........................................             50         $52,055              52       $45,561
------------------------------------------------------------------------------------------------------------------------------------
   Nonperforming assets as a percentage of total assets ..............                           2.02%                         1.79%
====================================================================================================================================

        In addition to the above, loans delinquent for 90 days or more upon which the Bank was still accruing interest amounted to $1.0 million at June 30, 1997, compared to $2.1 million at December 31, 1996. These loans, which are government guaranteed, were considered both well secured and in the process of collection. Loans delinquent for 30 days or more but less than 90 days amounted to $52.0 million at June 30, 1997, compared to $30.6 million at December 31, 1996. A large number of these past-due loans are TDRs.

REAL ESTATE HELD FOR DEVELOPMENT AND ACQUIRED THROUGH FORECLOSURE

        Real estate held for development and acquired through foreclosure is summarized as follows:

====================================================================================================================================
                                                                                                At June 30,          At December 31,
($ in thousands)                                                                                   1997                     1996
------------------------------------------------------------------------------------------------------------------------------------
 Real estate acquired through foreclosure ....................................                  $ 13,091                   $ 13,740
 Real estate held for development ............................................                    23,294                     23,174
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  36,385                     36,914
 Allowance for real estate losses ............................................                    (3,905)                    (3,270)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                $ 32,480                   $ 33,644
====================================================================================================================================

     Real estate acquired through foreclosure declined by $0.6 million in the first half of 1997 due to sales of $4.3 million, partially offset by transfers of $3.6 million from nonperforming loans upon foreclosure. Real estate held for development increased slightly from year-end 1996 due to the investment of $0.1 million in two joint venture projects. Real estate held for development consists of equity investments in five real estate joint venture projects. The Bank expects one project to be sold to a third party developer on an as is basis for $1.3 million in the third quarter of 1997. The project is a 77 lot subdivision on a 41 acre parcel of land located in Coram, NY with a carrying value of $2.0 million. The sale would result in a $0.7 million loss, which has been provided for in the allowance for real estate losses. For additional information on joint venture projects, see the Bank's 1996 Annual Report to Stockholders (page 32) and the Bank's 1996 Annual Report on Form F-2 (pages 12 and 13). Also, see the section "Stockholders' Equity and Regulatory Capital" in this report for a discussion regarding The Federal Deposit Insurance Corporation Improvement Act of 1991, which restricts the ability of the Bank to continue its real estate joint venture activities.

Allowances for Loan and Real Estate Losses

     The Bank monitors its loan and real estate portfolios to determine the level of the related loss allowances based upon various factors. These factors are discussed on page 33 of the Bank's 1996 Annual Report to Stockholders. At June 30, 1997, the combined allowance for loan and real estate losses amounted to $20.6 million, compared to $20.5 million at year-end 1996. The allowances for loan and real estate losses substantially related to commercial real estate and multi-family loans and properties. The combined allowance (exclusive of $1.9 million at June 30, 1997 and $1.4 million at December 31, 1996 attributable to real estate held for development) represented 36% of nonperforming assets at June 30, 1997, compared to 42% at December 31, 1996.

     The table below summarizes the activity in the allowance for loan losses:

====================================================================================================================================
                                                                          For the Quarter Ended           For the Six Months Ended
                                                                                 June 30,                          June 30,
                                                                        -------------------------        ---------------------------
   ($ in thousands)                                                        1997            1996             1997            1996
------------------------------------------------------------------------------------------------------------------------------------
   Balance at beginning of period ..............................         $16,579          $23,450          $17,228          $23,993
   Provision for loan losses charged to operations .............             500              500              500            1,000
   Chargeoffs:
     Residential 1-4 family ....................................             (31)             (62)            (145)            (151)
     Residential multi-family ..................................            --               (106)            --               (442)
     Commercial real estate ....................................            (515)          (2,062)          (2,224)          (3,015)
                                                                       --------------------------         -------------------------
   Total chargeoffs ............................................            (546)          (2,230)          (2,369)          (3,608)
                                                                       --------------------------         -------------------------
   Recoveries:
     Residential 1-4 family ....................................               1             --                  1                2
     Residential multi-family ..................................            --                 16            1,174              179
     Commercial real estate ....................................             204               94              204              264
                                                                       --------------------------         -------------------------
   Total recoveries ............................................             205              110            1,379              445
------------------------------------------------------------------------------------------------------------------------------------
   Balance at end of period ....................................         $16,738          $21,830          $16,738          $21,830
====================================================================================================================================

     In the first quarter of this year, a performing multi-family loan (which was acquired by the Bank in 1995 at a significant discount) with a carrying value of $11.9 million was satisfied for proceeds of $14.8 million. This loan represented the first mortgage on one of the Bank's nonperforming assets (a second mortgage) that had a carrying value of $1.7 million at year-end 1996. A portion of the excess proceeds was used to satisfy the second mortgage and the remainder ($1.2 million), was reflected as a recovery of chargeoffs previously recorded on the second mortgage.

     The table below summarizes the activity in the allowance for real estate losses:

====================================================================================================================================
                                                                              For the Quarter Ended         For the Six Months Ended
                                                                                   June 30,                        June 30,
                                                                        ---------------------------        -------------------------
($ in thousands)                                                              1997            1996           1997            1996
------------------------------------------------------------------------------------------------------------------------------------
 Balance at beginning of period ....................................         $3,923          $3,400          $3,270          $3,276
 Provision for real estate losses charged to operations ............           --              --               500            --
 Chargeoffs:
   Residential 1-4 family ..........................................           --              --              --               (1)
   Commercial real estate ..........................................            (68)           --               (68)           --
   Construction and land development ...............................           --               (55)           --               (55)
                                                                          -------------------------          -----------------------
 Total chargeoffs ..................................................            (68)            (55)            (68)            (56)
                                                                          -------------------------          -----------------------
 Recoveries:
   Residential 1-4 family ..........................................           --                19            --                19
   Residential multi-family ........................................           --              --              --                13
   Commercial real estate ..........................................             50              14             203             126
                                                                          -------------------------          -----------------------
 Total recoveries ..................................................             50              33             203             158
------------------------------------------------------------------------------------------------------------------------------------
 Balance at end of period ..........................................         $3,905          $3,378          $3,905          $3,378
====================================================================================================================================

     As previously disclosed in the Joint Proxy Statement/Prospectus dated June 24, 1997, the Merger Agreement requires the Bank, at the written request of Astoria Financial Corporation ("Astoria Financial"), to modify and change certain of its policies and practices, including loan policies and practices, before the consummation of the Merger so as to be consistent on a mutually satisfactory basis with those of Astoria Federal Savings and Loan Association, subject to compliance with generally accepted accounting principles and all applicable laws and regulations. The Bank is not obligated to take any such action until after the date on which all required regulatory and stockholder approvals are received, and after receipt of written confirmation from Astoria Financial that it is not aware of any fact or circumstance that would prevent completion of the Merger. (Stockholder approvals were received at a Special Stockholders' Meeting on August 1, 1997.) Astoria Financial has advised the Bank that it expects to make such a request and that it currently expects compliance with such requirement will result in the Bank recording an additional provision for loan losses of $19.5 million and a corresponding deferred tax benefit of approximately $8.5 million in the third quarter of 1997.

Deferred Tax Asset

     At June 30, 1997, the Bank's net deferred tax asset amounted to $40.4 million, compared to $45.4 million at December 31, 1996. The asset represents the unrealized benefit related to the following: net temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases that will result in future tax deductions; unused operating loss carryforwards; and tax credit carryforwards.

     The net temporary differences substantially relate to credit losses and related expenses recognized in prior years for financial statement purposes but not yet deducted for tax purposes. The decline in the net asset from year end reflected the utilization of a portion of these deductions, partially offset by a $1.2 million reduction in the related valuation allowance for deferred tax assets. At June 30, 1997, the Bank's remaining valuation allowance for deferred tax assets amounted to $8.0 million.

     The determination of the need for a valuation allowance is based on whether the Bank can conclude that the asset is more likely than not to be realized in the future in accordance with the criteria of SFAS No. 109, "Accounting for Income Taxes." This evaluation is predicated on whether the Bank will have sufficient future taxable income to realize the asset, and whether the net tax deductible items represented by the asset will reverse in future periods in which the Bank generates such income. Consistent with the reductions of nonperforming assets and related expenses over the past several years, the Bank believes that the level and predictability of its future taxable income has and will continue to increase. In addition, the Bank believes the net deductible differences represented by the asset will reverse during periods in which the Bank generates taxable income.

     The valuation allowance at June 30, 1997 relates to that portion of the asset that will result in tax deductions beyond the timeframe in which the Bank can estimate, with a high degree of predictability, a similar amount of taxable income. The Bank will continue to evaluate whether the maintenance or magnitude of its remaining valuation allowance is appropriate in light of future facts and circumstances. As a result, the allowance will be subject to ongoing adjustments in connection with reassessments of future levels of taxable income.

Deposits

     Deposit liabilities amounted to $1.64 billion at June 30, 1997, compared to $1.67 billion at December 31, 1996. The decrease was due to net outflows of $14.0 million in certificate of deposit accounts and $9.6 million in low-cost savings and checking accounts.

Borrowed Funds

     Borrowed funds at June 30, 1997 increased to $689.5 million, from $640.4 million at December 31, 1996. The increase was due to an additional $50.5 million of short-term reverse repurchase agreements outstanding. These borrowed funds were substantially invested in mortgage-backed securities and used to fund deposit outflow.

Stockholders' Equity and Regulatory Capital

     Stockholders' equity increased by $7.1 million from December 31, 1996, to $216.8 million at June 30, 1997. The increase was primarily due to net income of $9.4 million and the issuance of common stock of $1.6 million (in connection with the exercise of stock options as well as the purchase of common stock by the Bank's ESOP for participants' accounts in connection with the reinvestment of their allocated preferred stock dividends). This increase was partially offset by preferred and common dividends, net of applicable tax benefits, aggregating $5.0 million.

     On July 3, 1997, the trustee of the Bank's ESOP converted the Bank's Series A Preferred Stock outstanding into the Bank's common stock. As a result, 1,396,227 shares of the Bank's common stock was issued upon the conversion of 1,477,802 shares of the Series A Preferred Stock. The conversion will result in a third quarter reclassification of $5.1 million of preferred equity to common equity, which will increase the Bank's Tier 1 leverage capital ratio by approximately 20 basis points.

     The table below sets forth information regarding stockholders' equity, regulatory capital and related ratios.

====================================================================================================================================
                                                                                       At June 30,    At December 31,
   ($ in thousands)                                                                       1997             1996             Change
------------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity:
  Preferred equity ..............................................................     $   52,422       $   52,418         $      4
  Common equity .................................................................        164,336          157,230            7,106
------------------------------------------------------------------------------------------------------------------------------------
                                                                                      $  216,758       $  209,648         $  7,110
------------------------------------------------------------------------------------------------------------------------------------
Tier I capital:
  Common stockholders' equity ...................................................     $  164,336       $  157,230         $  7,106
  Net unrealized (gain) loss on securities available for sale,
    net of taxes ................................................................           (250)              30             (280)
  Excess deferred tax asset (1) .................................................        (22,478)         (27,640)           5,162
  Qualifying preferred stock (Series B) .........................................         47,312           47,312             --
------------------------------------------------------------------------------------------------------------------------------------
                                                                                         188,920          176,932           11,988
------------------------------------------------------------------------------------------------------------------------------------
Tier 2 capital:
  Allowable portion of the allowance for loan losses ............................         16,519           17,027             (508)
  Nonqualifying preferred stock (Series A) ......................................          5,110            5,106                4
------------------------------------------------------------------------------------------------------------------------------------
                                                                                          21,629           22,133             (504)
------------------------------------------------------------------------------------------------------------------------------------
  Total risk-based capital ....................................................     $  210,549       $  199,065         $ 11,484
------------------------------------------------------------------------------------------------------------------------------------
 Risk-adjusted assets ..........................................................      $1,321,327       $1,361,941         $(40,614)
  Average assets for regulatory purposes ........................................     $2,556,678       $2,506,503         $ 50,175
  Tier I risk-based capital ratio ...............................................          14.30%           12.99%            1.31%
  Total risk-based capital ratio  ...............................................          15.93%           14.62%            1.31%
  Tier I leverage capital ratio .................................................           7.39%            7.06%            0.33%
  Stockholders' equity to total assets ratio ....................................           8.40%            8.25%            0.15%
====================================================================================================================================

(1) Represents the portion of the Bank's net deferred tax asset which was not includable in regulatory capital.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 restricts the ability of state-chartered institutions to engage in activities that are not permissible for national banks or their subsidiaries. With regard to this restriction, the FDIC has approved a phase-out plan that permits the Bank to continue its real estate joint venture activities through December 31, 2000, subject to certain conditions. The conditions include a requirement that the Bank perform supplemental quarterly capital adequacy calculations which deduct all such real estate joint venture investments. The Bank has performed these supplemental calculations and continues to be well capitalized under applicable FDIC regulations.

     Solely for purposes of these calculations, the Bank's Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios (as calculated by deducting the net carrying value of joint venture investments, inclusive of commitments to invest) would have been 6.60%, 12.87% and 14.52%, respectively, at June 30, 1997. If the Bank's capital (calculated as described above) falls below the level required for well-capitalized institutions pursuant to FDIC regulations, the Bank must submit a plan to restore its capital to such a level. There can be no assurance, absent an extension by the FDIC, that any of the Bank's joint ventures can be completed or disposed of by December 31, 2000, without significant loss to the Bank. For purposes of the FDIC's determination of deposit insurance assessment rates and of prompt corrective action in accordance with FDIC regulations, the Bank's capital ratios are computed after deducting its joint venture investments, as calculated above.

                              Results of Operations
             Comparison of the Quarters Ended June 30, 1997 and 1996

     Net income for the quarter ended June 30, 1997 increased to $4.7 million, or $0.20 per fully diluted common share, from $4.3 million, or $0.17 per share, for the same quarter of 1996. Higher net income was due to a $1.1 million increase in net interest and dividend income and a $0.5 million reduction in expenses for nonperforming loan and real estate activities. These improvements were largely offset by a $0.8 million decline in noninterest income, a $0.4 million increase in equipment and data processing services expense and a $0.1 million increase in the provision for income taxes.

Net Interest and Dividend Income

     Net interest and dividend income is the Bank's primary source of earnings and is influenced primarily by the amount, distribution and repricing characteristics of the Bank's interest-earning assets and interest-bearing liabilities as well as by the relative levels and movements of interest rates.

     The table that follows sets forth information on average assets, liabilities and stockholders' equity; yields earned on interest-earning assets; and rates paid on interest-bearing liabilities for the periods indicated. The yields and rates shown are based on a computation of annualized income/expense for each period divided by average interest-earning assets/interest-bearing liabilities during each period. Certain yields and rates shown are adjusted for related fee income or expense. Average balances are derived from daily balances. Net interest margin is computed by dividing annualized net interest and dividend income by the average of total interest-earning assets during each period.

====================================================================================================================================
                                                                                 For the Quarter Ended
                                                    --------------------------------------------------------------------------
                                                                  June 30, 1997                         June 30, 1996
                                                    -------------------------------------   ----------------------------------
                                                     Average         Interest      Yield/  Average       Interest       Yield/
($ in thousands)                                     Balance         Inc./Exp.     Rate    Balance       Inc./Exp.      Rate
------------------------------------------------------------------------------------------------------------------------------------
Assets
Interest-earning assets:
  Mortgage loans ................................    $  816,340       $17,307       8.48% $  926,816       $18,984      8.20%
  Other loans ...................................       156,528         3,094       7.91     131,417         2,642      8.05
                                                     -------------------------------------------------------------------------------
  Total loans (1) ...............................       972,868        20,401       8.39   1,058,233        21,626      8.18
  Securities available for sale .................       205,881         3,566       6.93     192,077         3,254      6.78
  Mortgage-backed securities ....................     1,082,640        18,472       6.82     975,561        16,447      6.74
  Other bonds and notes .........................       130,117         2,103       6.48     136,705         2,143      6.29
  Other interest-earning assets .................        33,521           506       6.07      46,990           672      5.76
------------------------------------------------------------------------------------------------------------------------------------
Total interest-earning assets ...................     2,425,027       $45,048       7.43%  2,409,566       $44,142      7.33%
------------------------------------------------------------------------------------------------------------------------------------
Noninterest-earning assets ......................       153,935                              159,977
------------------------------------------------------------------------------------------------------------------------------------
Total assets ....................................    $2,578,962                           $2,569,543
------------------------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity
Interest-bearing liabilities:
  Savings and other deposits ....................    $  565,106       $ 3,552       2.52% $  591,929       $ 3,712      2.52%
  Money market deposits .........................        93,321           586       2.51     106,360           668      2.52
  Negotiable order of withdrawal deposits .......        51,695           171       1.25      58,752           183      1.25
  Escrow deposits ...............................        14,164            20       0.57      14,667            27      0.73
  Certificates of deposit .......................       861,693        11,580       5.39     891,048        12,159      5.49
                                                     -------------------------------------------------------------------------------
  Total deposits accounts .......................     1,588,979        15,909       4.01   1,662,756        16,749      4.05
                                                     -------------------------------------------------------------------------------
  Reverse repurchase agreements .................       458,912         6,485       5.67     375,714         5,477      5.86
  FHLB advances .................................       155,000         2,330       6.03     172,472         2,533      5.91
  Other borrowed funds ..........................        75,378         1,268       6.73      79,882         1,426      7.14
                                                     -------------------------------------------------------------------------------
  Total borrowed funds ..........................       689,290        10,083       5.87     628,068         9,436      6.04
------------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing liabilities ............     2,278,269       $25,992       4.57%  2,290,824       $26,185      4.60%
------------------------------------------------------------------------------------------------------------------------------------
  Noninterest-bearing liabilities ...............        86,681                               79,929
  Stockholders' equity ..........................       214,012                              198,790
------------------------------------------------------------------------------------------------------------------------------------
  Total liabilities and stockholders' equity ....    $2,578,962                           $2,569,543
------------------------------------------------------------------------------------------------------------------------------------
  Net interest and dividend income/spread .......                     $19,056       2.86%                  $17,957      2.73%
------------------------------------------------------------------------------------------------------------------------------------
  Net interest-earning assets/margin ............    $  146,758                     3.14% $  118,742                    2.96%
------------------------------------------------------------------------------------------------------------------------------------
  Ratio of total interest-earning assets
    to total interest-bearing liabilities .......         1.06x                                1.05x
====================================================================================================================================

1) Loan balances include average nonperforming loans of $37.8 million and $51.9 million for 1997 and 1996, respectively.

     Net interest and dividend income increased to $19.1 million, from $18.0 million in the 1996 second quarter. The increase reflected an improved net interest margin resulting from growth in net interest-earning assets and a higher interest rate spread. Average net interest-earning assets increased by $28.0 million due to the partial investment of funds generated from operations and sales of nonperforming assets. The higher spread resulted from an increase in the yield earned on assets and a decline in the Bank's cost of funds.

     The yield on earning assets increased by 10 basis points to 7.43%, primarily due to the following: the receipt of deferred income on various commercial real estate and multi-family loans; a decline in nonperforming loans; and upward rate resets on security investments. The deferred income, a significant portion of which related to TDRs, amounted to approximately $0.7 million. The effect of these factors was partially offset by: the prepayment of higher-yielding, multi-family and commercial real estate loans; the replacement thereof with investments in securities with a lower rate; an increase in adjustable-rate, 1-4 family and cooperative loan originations with low introductory rates; and the sale of higher-yielding student loans.


     The cost of funds declined by 0.3 basis points to 4.57%, primarily due to a decline in the cost of time deposits and lower amortization of premiums paid for interest rate cap agreements (which are designated as hedges of interest rates on reverse repurchase agreements). This was largely offset by an outflow of deposits and the replacement thereof with borrowed funds (which normally are the most expensive source of funds for the Bank).

     The following table presents the dollar amount of changes in interest and dividend income and interest expense attributable to changes in volume and changes in rate for the periods indicated. The changes in interest due to both rate and volume have been allocated between such categories in proportion to the absolute amounts of the change in each. Nonperforming loans have been included in total loans for this analysis.

====================================================================================================================================
                                                                                       Increase or (Decrease)
                                                                                         Due to Change in:
 ($ in thousands)                                                                ------------------------------
 For the Quarter Ended June 30, 1997 versus 1996                                    Volume                Rate                Total
------------------------------------------------------------------------------------------------------------------------------------
 Interest and dividend income:
   Mortgage loans ...................................................             $(2,309)             $   632              $(l,677)
   Other loans ......................................................                 499                  (47)                 452
                                                                                  --------------------------------------------------
   Total loans ......................................................              (1,810)                 585               (1,225)
   Securities available for sale ....................................                 239                   73                  312
   Mortgage-backed securities .......................................               1,828                  197                2,025
   Other bonds and notes ............................................                (104)                  64                  (40)
   Other interest-earning assets ....................................                (201)                  35                 (166)
------------------------------------------------------------------------------------------------------------------------------------
 Change in interest and dividend income .............................                 (48)                 954                  906
------------------------------------------------------------------------------------------------------------------------------------
 Interest expense:
   Savings and other deposits .......................................                (160)                --                   (160)
   Money market deposits ............................................                 (79)                  (3)                 (82)
   Negotiable order of withdrawal deposits ..........................                 (12)                --                    (12)
   Escrow deposits ..................................................                  (1)                  (6)                  (7)
   Certificates of deposit ..........................................                (358)                (221)                (579)
                                                                                  --------------------------------------------------
   Total deposit accounts ...........................................                (610)                (230)                (840)
                                                                                  --------------------------------------------------
   Reverse repurchase agreements ....................................               1,192                 (184)               1,008
   FHLB advances ....................................................                (254)                  51                 (203)
   Other borrowed funds .............................................                 (79)                 (79)                (158)
                                                                                  --------------------------------------------------
   Total borrowed funds .............................................                 859                 (212)                 647
------------------------------------------------------------------------------------------------------------------------------------
 Change in interest expense .........................................                 249                 (442)                (193)
------------------------------------------------------------------------------------------------------------------------------------
 Change in net interest and dividend income .........................             $  (297)             $ 1,396              $ 1,099
====================================================================================================================================

PROVISIONS FOR LOAN AND REAL ESTATE LOSSES

     Provisions for loan and real estate losses are based on management's ongoing assessment of the adequacy of the allowances for loan and real estate losses, which considers the factors discussed in the section "Allowances for Loan and Real Estate Losses" on page 33 of the Bank's 1996 Annual Report to Stockholders. The combined provision amounted to $0.5 million in the second quarter of 1997, unchanged from the same quarter of 1996. The Bank currently expects to record an additional provision of $19.5 million in the third quarter of 1997 in connection with the Merger Agreement, as discussed on page 21 of this report.

NONINTEREST INCOME

     Total noninterest income declined to $1.8 million in the second quarter of 1997, from $2.6 million in the second quarter of 1996. The decline was substantially due to a lower level of income from mortgage activities.

     Income from Mortgage Activities. Income from mortgage activities declined to $0.4 million in the second quarter of 1997, from $1.0 million in the same period of last year. The decline was substantially due to a lower level of fee income from the prepayment of commercial real estate and multi-family loans, as well as a decline in income from servicing loans owned by investors. The decline in servicing income was due to the sale of a substantial portion of the servicing portfolio in September 1996.

NONINTEREST EXPENSES

     Total noninterest expenses declined to $12.8 million in the second quarter of 1997, from $13.1 million in the same period last year. The largest components of the change from last year were declines in nonperforming loan and real estate activities expense and advertising and promotion expense. These reductions were partially offset by an increase in expenses for equipment and data processing services.

     Equipment and Data Processing Services Expense. Equipment and data processing services expense increased to $1.9 million, from $1.5 million in the second quarter a year ago. The increase was primarily the result of higher processing costs apportioned to the Bank by its affiliate, Institutional Group Information Corp., which provides data processing services to the Bank and one other savings institution.

     Advertising and Promotion Expense. Advertising and promotion expense declined to $0.2 million in the 1997 second quarter, from $0.4 million in the same quarter of 1996. The reduction was due to a general decrease in promotional activities.

     Nonperforming Loan and Real Estate Activities Expense. Nonperforming loan and real estate activities expense declined to $0.5 million in the second quarter of 1997, from $1.0 million in the same period of 1996, reflecting reductions in nonperforming assets over the past year. These expenditures are comprised primarily of real estate taxes, insurance, utilities, maintenance, professional fees and other charges required to protect the Bank's interest in its foreclosed properties, properties which collateralize nonperforming loans and its joint venture investments. The remainder represents compensation expense attributable to specific departments established within the Bank to resolve problem assets.

TAX EXPENSE

     Net tax expense amounted to $2.8 million in the second quarter of 1997, compared to $2.7 million in the 1996 second quarter. The increase was due to higher pre-tax earnings. The Bank's effective tax rate (inclusive of state and local taxes) amounted 37.4% in the second quarter of 1997, compared to 38.8% in the same quarter of 1996. Net tax expense included a reduction in the Bank's valuation allowance for deferred tax assets of $0.6 million and $0.5 million for the 1997 and 1996 periods, respectively.

                              RESULTS OF OPERATIONS
            COMPARISON OF THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996

     Net income for the six months ended June 30, 1997 increased to $9.4 million, or $0.39 per fully diluted common share, from $8.5 million, or $0.33 per share, for the same period of 1996. The improvement was due to a $2.0 million increase in net interest and dividend income and a $0.4 million reduction in expenses for nonperfonning loan and real estate activities. These improvements were partially offset by a $0.7 million decline in noninterest income, a $0.4 million increase in equipment and data processing services expense and a $0.5 million increase in the provision for income taxes.

NET INTEREST AND DIVIDEND INCOME

     Net interest and dividend income is the Bank's primary source of earnings and is influenced primarily by the amount, distribution and repricing characteristics of the Bank's interest-earning assets and interest-bearing liabilities as well as by the relative levels and movements of interest rates.

     The table that follows sets forth information on average assets, liabilities and stockholders' equity; yields earned on interest-earning assets; and rates paid on interest-bearing liabilities for the periods indicated. For a description of how the amounts in the table were computed, see the same caption in the Comparison of Results of Operations for the Quarters Ended June 30, 1997 and 1996.

----------------------------------------------------------------------------------------------------------------------------------
                                                                             For the Six Months Ended
                                             -------------------------------------------------------------------------------------
                                                            June 30, 1997                                June 30, 1996
                                             -----------------------------------------   -----------------------------------------
                                                 Average       Interest       Yield/        Average         Interest       Yield/
($ in thousands)                                 Balance       Inc./Exp.       Rate         Balance         Inc./Exp.       Rate
----------------------------------------------------------------------------------------------------------------------------------
Assets
Interest earning assets:
   Mortgage loans ........................     $  825,447        $34,782       8.43%      $  945,180        $39,134        8.28%
   Other loans ...........................        148,038          5,827       7.88          129,068          5,202        8.07
                                             -------------------------------------------------------------------------------------
   Total loans(1) ........................        973,485         40,609       8.35        1,074,248         44,336        8.25
   Securities available for sale .........        208,897          7,154       6.85          195,283          6,521        6.68
   Mortgage-backed securities ............      1,064,325         36,186       6.80          959,175         32,446        6.76
   Other bonds and notes .................        130,504          4,175       6.42          137,226          4,275        6.25
   Other interest earning assets .........         32,277            989       6.19           43,021          1,276        5.97
----------------------------------------------------------------------------------------------------------------------------------
Total interest-earning assets                   2,409,488        $89,113       7.40%       2,408,953        $88,854        7.38%
----------------------------------------------------------------------------------------------------------------------------------
Noninterest-earning assets                        154,434                                    162,845
----------------------------------------------------------------------------------------------------------------------------------
Total assets                                   $2,563,922                                 $2,571,798
----------------------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity
Interest-bearing liabilities:
   Savings and other deposits ............     $  565,065        $ 7,067       2.52%      $  591.369        $ 7,421        2.52%
   Money market deposits .................         95,001          1,187       2.51          107,742          1,353        2.52
   Negotiable order of withdrawal deposits         55,111            342       1.25           59,747            373        1.25
   Escrow deposits .......................         13,052             40       0.62           13,573             53        0.78
   Certificates of deposit ...............        865,440         23,141       5.39          892,475         24,646        5.56
                                             -------------------------------------------------------------------------------------
   Total deposits accounts ...............      1,593,669         31,777       4.02        1,664,906         33,846        4.09
                                             -------------------------------------------------------------------------------------
   Reverse repurchase agreements .........        442,133         12,245       5.59          375,105         11.046        5.92
   FHLB advances .........................        155,000          4,609       6.00          175,714          5,168        5.92
   Other borrowed funds ..................         75,540          2,530       6.69           80.086          2.857        7.13
                                             -------------------------------------------------------------------------------------
   Total borrowed funds ..................        672,673         19,384       5.81          630,905         19,071        6.07
----------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities              2,266,342        $51,161       4.55%       2,295,811        $52,917        4.63%
----------------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing liabilities ..........         85,126                                     78,231
Stockholders' equity .....................        212,454                                    197,756
----------------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity     $2,563,922                                 $2,571,798
----------------------------------------------------------------------------------------------------------------------------------
Net interest and dividend income/spread                          $37,952       2.85%                        $35,937        2.75%
----------------------------------------------------------------------------------------------------------------------------------
Net interest-earning assets/margin             $  143.146                      3.12%      $  113,142                       2.97%
----------------------------------------------------------------------------------------------------------------------------------
Ratio of total interest-earning assets
  to total interest-bearing liabilities             1.06x                                      1.05x
----------------------------------------------------------------------------------------------------------------------------------

(1) Loan balances include average nonperforming loans of S33.8 million and $48.5 million for 1997 and 1996, respectively.


     Net interest and dividend income increased to $38.0 million in the first half of 1997, from $35.9 million in the same period of 1996. The increase reflected an improved net interest margin resulting from a $30.0 million increase in net interest-earning assets and a 10 basis point increase in the interest rate spread. The yield on earning assets increased by 2 basis points to 7.40%, while the Bank's cost of funds declined by 8 basis points to 4.55%.

     The reasons for these changes are substantially the same as those discussed under the same caption in the Comparison of Results of Operations for the Quarters Ended June 30, 1997 and 1996.

         The following table presents the dollar amount of changes in interest and dividend income and interest expense attributable to changes in volume and changes in rate for the periods indicated. For a description of how the amounts in the table were computed, see the same caption in the Comparison of Results of Operations for the Quarters Ended June 30, 1997 and 1996.

-------------------------------------------------------------------------------------------------------------
                                                                         Increase or (Decrease)
  ($ in thousands)                                                          Due to Change in:
                                                                         ----------------------
  FOR THE SIX MONTHS ENDED JUNE 30, 1997 VERSUS 1996                         Volume     Rate     Total
-------------------------------------------------------------------------------------------------------------
  Interest and dividend income:

   Mortgage loans......................................................     $(5,05O)    $  698    $(4,352)
   Other loans.........................................................         750       (125)       625
                                                                                ---       ----        ---
   Total loans.........................................................      (4,300)       573     (3,727)
   Securities available for sale.......................................         464        169        633
   Mortgage-backed securities..........................................       3,595        145      3,740
   Other bonds and notes...............................................        (215)       115       (100)
   Other interest earning assets.......................................        (333)        46       (287)
-------------------------------------------------------------------------------------------------------------
  Change in interest and dividend income                                       (789)     1,048        259
-------------------------------------------------------------------------------------------------------------
  Interest expense:
   Savings and other deposits..........................................        (354)        -        (354)
   Money market deposits...............................................        (160)       (6)       (166)
   Negotiable order of withdrawal deposits.............................         (31)        -         (31)
   Escrow deposits.....................................................          (3)       (10)       (13)
   Certificates of deposit.............................................        (758)      (747)    (1,505)
                                                                               ----       ----     ------
    Total deposit accounts.............................................      (1,306)     (763)     (2,069)
                                                                             ------       ----     ------
    Reverse repurchase agreements......................................       1,844       (645)     1,199
    FHLB advances......................................................        (629)        70       (559)
    Other borrowed funds...............................................        (156)      (171)      (327)
                                                                               ----       ----       ----
    Total borrowed funds...............................................       1,059       (746)       313
-------------------------------------------------------------------------------------------------------------
 Change in interest expense                                                    (247)    (1,509)    (1,756)
-------------------------------------------------------------------------------------------------------------
 Change in net interest and dividend income                                  $ (542)    $2,557     $2,015
-------------------------------------------------------------------------------------------------------------


 PROVISIONS FOR LOAN AND REAL ESTATE LOSSES

         Provisions for loan and real estate losses are based on management's ongoing assessment of the adequacy of the allowances for loan and real estate losses, which considers the factors discussed in the section "Allowances for Loan and Real Estate Losses" on page 33 of the Bank's 1996 Annual Report to Stockholders. The combined provision amounted to $1.0 million in the first half of 1997, unchanged frown the first half of 1996. The Bank currently expects to record an additional provision of $19.5 1nillion in the third quarter of 1997 in connection with the Merger Agreement, as discussed on page 21 of this report.

 NONINTEREST INCOME

         Total noninterest income amounted to $3.9 million in the first half of 1997, compared to $4.6 million in the first half of 1996. The decline was almost all due to a lower level of income from mortgage activities of $0.7 million. The reasons for the decline are identical to those discussed under the same caption in the Comparison of Results of Operations for the Quarters Ended June 30,1997 and 1996.

 NONINTEREST EXPENSES

         Total noninterest expenses (excluding the provision for real estate losses) amounted to $25.7 million in the first half of 1997, compared to $25.9 million in the same period last year. The largest components of the change from last year were declines in expenses for compensation and benefits, and nonperfonning loan and real estate activities. These declines were partially offset by an increase in equipment arid data processing services expense.

         Compensation and Benefits Expense. Compensation and benefits expense declined to $11.5 million in the first half of 1997, from $11.8 million in the 1996 period. The decline was primarily due to reduced staff and lower expenses associated with medical benefits, partially offset by normal merit increases.

         Equipment and Data Processing Services Expense. Equipment and data processing services expense increased from $3.0 million in the first half of 1996, to $3.4 million in the 1997 first half. The increase was primarily the result of higher processing costs apportioned to the Bank by its affiliate, Institutional Group Information Corp., which provides data processing services to the Bank and one other savings institution.

         Nonperforming Loan and Real Estate Activities Expense. Nonperforming loan and real estate activities expense declined to $1.5 million in the first half of 1997, from $1.8 million in the same period of 1996, reflecting a reduction in nonperforming assets over the past year. The expenses for the first half of 1997 included $0.4 million attributable to two loan relationships, a portion of which is expected to be recovered by the Bank over time.

 TAX EXPENSE

         Net tax expense amounted to $5.6 million in the first half of 1997, compared to $5.1 million in the 1996 period. The increase was due to higher pre-tax earnings. The Bank's effective tax rate (inclusive of state and local taxes) amounted 37.4% in the first half of 1997, compared to 37.8% in the same period of 1996. Net tax expense included a reduction in the Bank's valuation allowance for deferred tax assets of $1.2 million and $1.1 million for the 1997 and 1996 periods, respectively.

 INTEREST RATE SENSITIVITY

         The Bank manages its interest rate risk through the use of "income simulation analysis" and "gap analysis." Interest rate risk arises from mismatches in the repricing of assets and liabilities within a given time period. For a further discussion of interest rate risk and income simulation and gap analysis, see the Bank's 1996 Annual Report to Stockholders, pages 42 through 44.

        From time-to-time, the Bank uses interest rate cap and floor agreements as hedges to reduce its exposure to unfavorable fluctuations in the repricing of certain liabilities and assets (generally borrowed funds and securities). The agreements limit the interest rate on such assets and liabilities to a predetermined level, while still allowing the Bank to benefit if rates decline in the case of liabilities, or if rates increase in the case of assets. The agreements provide for the payment of a specified sum to the Bank when the underlying rate index (generally one-month LIBOR) exceeds (in the case of caps) or falls below (in the case of floors) the agreements' contractual rate. The Bank pays a premium at the inception date of each of the agreements and no future payments to the third parties are required. Premiums are recorded as other assets and are amortized over the contractual terms of the agreements as a component of interest expense or income, net of contractual payments received from third parties.

        As of June 30, 1997, $20.0 million and $60.0 million (notional principal) of interest rate caps and floors, respectively, were outstanding. The agreements have weighted-average cap and Door rates of 6.94% and 6.08%, respectively, and expire at various times through February 2000. The amortization of premiums paid, net of contrachual amounts received, for cap and floor agreements reduced net interest and dividend income by $0.3 million in the second quarter of 1996 and $0.7 million in the 1996 first half. For the corresponding periods of 1997, net interest and dividend income was increased by $21,000 and $37,000, respectively.

        The Bank's one-year gap was a negative 4.5% at June 30, 1997, compared to a negative 0.2% at December 31, 1996. The increase was primarily due to FHLB advances and time deposits cycling into the within one-year repricing category and the recatergorization of certain available-for-sale securities from the witlun one-year to the over 1-3 and 3-5 year repricing categories. The Bank currently believes that, in the normal course of events, its net interest and dividend income would not be materially affected by changes in interest rates. However, a rapidly rising interest rate environment, as well as other factors, may have a significant negative impact (particularly as it relates to the Bank's assumptions concerning the predicted behavior of depositors) on the Bank's level of net interest and dividend income.

       The following table is an analysis of flee Bank's gap position at June 30, 1997:

-------------------------------------------------------------------------------------------------------------
                                                   Within    Over 1-3     Over 3-5      Over
  ($ in thousands)                                One Year     Years        Years      5 Years       Total
-------------------------------------------------------------------------------------------------------------
  Interest earning assets:
     Mortgage loans..........................    $237,707     $323,761    $136,802    $ 76,834     $ 775,104
     Other loans ............................      58,624       47,258      18,656      42,815       167,353
                                                  -------     --------    --------    --------     ---------
     Total loans.............................     296,331      371,019     155,458     119,649       942,457
     Securities available for sale...........     106,919       41,402      22,448      32,170       202,939
     Mortgage-backed securities..............     810,793       63,277      45,709     149,709     1,069,488
     Other bonds and notes...................      74,082        2,264       2,064      51,427       129,837
     Other interest-earning assets...........      12,900          -           -        24,250        37,150
-------------------------------------------------------------------------------------------------------------
    Total interest-earning assets              $l,301,025     $477,962    $225,679    $377,205    $2,381,871
-------------------------------------------------------------------------------------------------------------
    Interest bearing liabilities:
     Savings and other deposits.............   $  251,796     $266,090    $ 45,604    $   -       $  563,490
     Money market deposits ................        90,948          -           -          -           90,948
     Negotiable order of withdrawal deposits.....    -          17,634      35,269        -           52,903
     Escrow deposits ........................        -             -           -        10,226        10,226
     Certificates of deposit...................   577,118      205,988      74,121        -          857,227
                                                  -------      -------      ------    --------     ---------
     Total deposit accounts .................     919,862      489,712     154,994      10,226     1,574.794
                                                  -------      -------     -------    --------     ---------
     Reverse repurchase agreements ..........     460,000          -           -           -         460,000
     FHLB advances ..........................      55,000      100,000         -           -         155,000
     Other borrowed funds.....................      3,117        6,251       6,717      58,419        74,504
                                                  -------      -------     -------    --------     ---------
     Total borrowed funds.....................    518,117      106,251       6,717      58,419       689,504
-------------------------------------------------------------------------------------------------------------
   Total interest-bearing liabilities          $l,437,979     $595,963    $161,711    $ 68,645    $2,264,298
-------------------------------------------------------------------------------------------------------------
   Interest rate sensitivity gap                 (136,954)    (118,001)     63,968     308,560       117,573
-------------------------------------------------------------------------------------------------------------
   Interest rate options-caps (1)                  20,000      (20,000)        -           -             -
-------------------------------------------------------------------------------------------------------------
   Adjusted interest-rate sensitivity gap      $ (116,954)   $(138,001)    $63,968    $308,560      $117,573
-------------------------------------------------------------------------------------------------------------
   Cumulative ratio of gap to total assets          - 4.5%                                               4.6%
-------------------------------------------------------------------------------------------------------------

 (1) Excluding the effect of interest rate caps with a maturity of greater than one year, the one-year gap would have been - 5.3%

 The following assumptions are utilized in the gap table:

 (1) adjustable-rate loans and securities are included in the period in which their interest rates are next scheduled to reset; (2) fixed-rate loans and mortgage-backed securities and certain other fixed-rate securities are amortized based on historical and estimated prepayment experience; (3) unamortized premiums and discounts on securities and loans, as well as unrealized gains and losses, net of taxes, on securities available for sale, are excluded from the table; (4) savings deposit accounts are amortized based on estimated decay factors and other relevant internal analyses; (5) money market deposit accounts (Greaterfund Savings) are assumed to reprice within one month and negotiable order of withdrawal deposit accounts (Greaterfund Checking) are assumed to reprice ratably over a two- to five-year period; (6) nonperforming assets are excluded from the table; and (7) most other categories reprice according to their actual maturities or interest rate reset dates.

 ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         Not Applicable

PART II. OTHER INFORMATION

ITEM 1. Legal Proceedings

The information required is incorporated herein by reference to note 5 "Legal Matters" in the notes to the consolidated financial statements of this report.

ITEM 2. Changes in Securities

(a) Not Applicable
(b) Not Applicable
(c) Securities of the Bank issued during the quarter ended June 30, 1997 that are exempt from registration pursuant to section 3(a)(2) of the Securities Act of 1933 are summarized as follows:

     ========================================================================
    ($ in thousands)
     ------------------------------------------------------------------------
     Description                 Date Issued        Shares      Consideration
     ------------------------------------------------------------------------
     Common stock(1) .......         Various         39,070         $ 539
     Common stock(2)(3) ....    May, 5, 1997            350             3
     ------------------------------------------------------------------------
                                                     39,420         $ 542
     ========================================================================

(1) Common stock issued to officers of the Bank on various dates upon the exercise (at various grant prices) of common stock options granted under stock option plans (as described on page 67 of the Bank's 1996 Annual Report to Stockholders). The consideration includes a related tax benefit.

(2) Common stock issued to the Bank's ESOP (for participants who terminated their employment with the Bank) upon the conversion of 275 shares of ESOP Preferred Stock based on a conversion rate of 1.273 of a common share for each preferred share (as described on pages 66 and 67 of the Bank's 1996 Annual Report to Stockholders).

(3) On July 3, 1997, the trustee of the Bank's ESOP converted all 1,477,802 outstanding shares of Series A ESOP Convertible Preferred Stock into 1,396,227 shares of the Bank's common stock based on a conversion rate of .9448 of a common share for each preferred share (as described on pages 66 and 67 of the Bank's 1996 Annual Report to Stockholders). The conversion will result in a third quarter reclassification of $5.1 million of preferred equity to common equity.

ITEM 3. Defaults Upon Senior Securities

     Not Applicable

ITEM 4. Submission of Matters to a Vote of Security Holders

(a) A Special Meeting of Stockholders was held on August 1, 1997.
(b) Not Applicable

(c) The following table summarizes the voting results on the matter that was submitted to the Bank's common and ESOP Series A Preferred stockholders (voting together as a single class):

===================================================================================================================
                                               For       Against or Withheld     Abstained         Broker Nonvotes
-------------------------------------------------------------------------------------------------------------------
    To approve a proposed agreement
    and plan of merger between Astoria
    Financial Corporation and
    Subsidiary and The Greater New
    York Savings Bank and Subsidiaries      11,826,828          284,792           68,086             Not Applicable
===================================================================================================================



(d) Not Applicable

ITEM 5. Other Information

    Not Applicable

ITEM 6. Exhibits and Reports on Form 8-K

(a) Exhibit Index

    11 - Statement Re: Computation of Earnings Per Share

(b) Reports on Form 8-K

    A current report on Form F-3 (equivalent to Form 8-K) dated April 8, 1997 was filed during the quarter ended June 30, 1997. This report filed the Agreement and Plan of Merger dated as of March 29, 1997 by and among Astoria Financial Corporation, Astoria Federal Savings and Loan Association and the Bank, and various other exhibits related to the Agreement and Plan of Merger.

                                   Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    THE GREATER NEW YORK SAVINGS BANK

 August 14, 1997                    By: /s/ Gerard C. Keegan
                                        ---------------------------------------
                                        Gerard C. Keegan, Chairman of the Board,
                                        President and Chief Executive Officer



August 14, 1997                     By: /s/ Philip T. Spies
                                        ---------------------------------------
                                        Philip T. Spies, Senior Vice President
                                        and Controller

                                                                      Exhibit 11



               THE GREATER NEW YORK SAVINGS BANK AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE


===================================================================================================================================
                                                                       For the Six Months Ended         For the Quarter Ended
                                                                               June 30,                         June 30,
                                                                    -----------------------------     -----------------------------
                                                                        1997              1996            1997           1996
-----------------------------------------------------------------------------------------------------------------------------------
 Primary:
 Net income ....................................................    $  9,449,346     $  8,464,415     $  4,746,413     $  4,252,915
 Less:
   Dividends on Series A preferred stock, net of tax benefit ...        (602,990)        (605,257)        (301,495)        (299,733)
   Dividends on Series B preferred stock .......................      (3,000,000)      (3,000,000)      (1,500,000)      (1,500,000)
                                                                    -----------------------------     -----------------------------
                                                                      (3,602,990)      (3,605,257)      (1,801,495)      (1,799,733)
                                                                    -----------------------------     -----------------------------
 Adjusted net income for primary earnings per share
   computation .................................................    $  5,846,356     $  4,859,158     $  2,944,918     $  2,453,182
                                                                    =============================     =============================
 Weighted-average number of shares used to compute primary
   earnings per share ..........................................      13,951,271       13,547,906       14,018,208       13,563,857
                                                                    =============================     =============================
 Primary earnings per share ....................................           $0.42            $0.36            $0.21            $0.18
                                                                    =============================     =============================
 Fully Diluted:

 Net income ....................................................    $  9,449,346     $  8,464,415     $  4,746,413     $  4,252,915
 Less:
   Dividends on Series B preferred stock .......................      (3,000,000)      (3,000,000)      (1,500,000)      (1,500,000)
   Adjustment to expense due to proforma conversion of Series
     A preferred stock to common stock, net of tax benefit .....        (397,595)        (417,224)        (198,798)        (207,283)
                                                                    -----------------------------     -----------------------------
   Adjusted net income for fully diluted earnings per share
     computation ...............................................    $  6,051,751     $  5,047,191     $  3,047,615      $ 2,545,632
                                                                    =============================     =============================
 Weighted-average number of shares used to compute fully
   diluted earnings per share ..................................      15,430,020       15,211,764       15,450,900       15,210,502
                                                                    =============================     =============================
 Fully diluted earnings per share ..............................           $0.39            $0.33            $0.20            $0.17
                                                                    =============================     =============================
===================================================================================================================================
